EXHIBIT 3.2
AMENDMENT NO. 1
TO THE
FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
PVG GP, LLC

This Amendment No. 1 to the First Amended and Restated Limited Liability Company Agreement of PVG GP, LLC, a Delaware limited liability company (the “Company”), dated as of March 31, 2010 and effective immediately prior to the closing of the secondary public offering of common units in Penn Virginia GP Holdings, L.P., a Delaware limited partnership, on March 31, 2010 (this “Amendment”), is made and entered into by Penn Virginia Resource GP Corp., a Delaware corporation, as the sole member of the Company (the “Member”).  Capitalized terms used herein and not otherwise defined are used as defined in the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 8, 2006, as amended (the “LLC Agreement”).

WITNESSETH

WHEREAS, the Company is a Delaware limited liability company that was formed under the Delaware Limited Liability Company Act, 6 Del.  C. § 18-101, et seq., and is currently governed by the LLC Agreement; and

WHEREAS, the Member desires to amend the LLC Agreement as set forth herein pursuant to and in accordance with Section 10.8 of the LLC Agreement.

NOW, THEREFORE, intending to be legally bound, the Member agrees as follows:

I.	AMENDMENTS.

The LLC Agreement is amended as follows:

1.         Section 1.1 of the LLC Agreement is hereby amended by inserting thereto the following new definitions in the appropriate alphabetical order that read as follows:

““Limited Partner” has the meaning given such term in the Partnership Agreement.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 23, 2007, as amended, modified, supplemented or restated from time to time, or any successor agreement.

“Partnership” means Penn Virginia GP Holdings, L.P., a Delaware limited partnership.

“PVG Directors” has the meaning set forth in Section 6.2(b).

“Sponsor Directors” has the meaning set forth in Section 6.2(c).”

2.        Section 6.2 of the LLC Agreement is hereby deleted and replaced in its entirety with the following:

“6.2 Number; Qualification; Tenure.

(a)      The number of Directors constituting the Board shall be eight, unless otherwise fixed from time to time (at a number greater than three) pursuant to a resolution adopted by a majority of the Directors.  A Director need not be a Member.

(b)      (i)     The Members and the Company hereby adopt as part of the terms of this Agreement, and agree to be bound by, Section 13.4(b) of the Partnership Agreement as if such section were set forth in full herein and hereby delegate to the Limited Partners the right to elect three Independent Directors (the “PVG Directors”) at an annual meeting of the Limited Partners to be held by the Company in accordance with Section 13.4(b) of the Partnership Agreement.  Such delegation shall not cause any Member to cease to be a member of the Company and shall not constitute a delegation of any other rights, powers, privileges or duties of the Members with respect to the Company.  A Director need not be a Member or a Limited Partner.

(ii)          The Limited Partners shall not, as a result of exercising the rights granted under Section 13.4(b) of the Partnership Agreement, be deemed to be Members or holders of Membership Interests as such terms are defined in this Agreement or to be “members,” “managers” or holders of “limited liability company interests” as such terms are defined in the Act. The exercise by a Limited Partner of the right to elect PVG Directors and any other rights afforded to such Limited Partner hereunder and under Section 13.4(b) of the Partnership Agreement shall be in such Limited Partner’s capacity as a limited partner of the Partnership, and no Limited Partner shall be liable for any debts, obligations or liabilities of the Company by reason of the foregoing.

(iii)         The Members, the Directors and the Company shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of Section 13.4(b) of the Partnership Agreement as adopted in this Section 6.2(b).

(iv)         The Board, by adoption of a resolution that is approved by the Board (including a majority of the PVG Directors) and without the consent of any other Person, shall have the authority to provide for staggered elections of the PVG Directors in the manner set forth in Section 13.4(b)(v) of the Partnership Agreement.

(c)       The Member shall be entitled to appoint all Directors to the Board other than the PVG Directors (the “Sponsor Directors”).  Each Sponsor Director shall hold office until such Sponsor Director’s successor shall have been duly elected and qualified, or until such Sponsor Director’s earlier death, resignation or removal.  The Member shall have the right to remove any Sponsor Director (with or without cause).  If at any time there is a vacancy with respect to one or more Sponsor Directors on the Board, any such vacancy may only be filled by a person nominated for election and elected by the Member. Immediately prior to the effectiveness of this Agreement, Robert Garrett, A. James Dearlove, Nancy M. Snyder, Frank A. Pici and William H. Shea, Jr. were Directors and upon the effectiveness of this Agreement, Robert Garrett, A. James Dearlove, Nancy M. Snyder, Frank A. Pici and William H. Shea, Jr. shall each serve as a Sponsor Director.”

3.         Section 6.9 of the LLC Agreement is hereby deleted and replaced in its entirety with the following:

“6.9     Intentionally Omitted.”

4.         Section 6.11 of the LLC Agreement is hereby deleted and replaced in its entirety with the following:

“6.11    Intentionally Omitted.”

II.	MISCELLANEOUS.

1.         Successors and Assigns.  This Amendment shall be binding upon, and shall enure to the benefit of, each of the Partners, and its respective successors and assigns.

2.         Full Force and Effect.  Except to the extent modified hereby, the LLC Agreement shall remain in full force and effect.

3.         Governing Law.  This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

4.         Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed as of the day and year first above written.

MEMBER:

PENN VIRGINIA RESOURCE GP CORP.

By:	/s/ Nancy M. Snyder
Name: Nancy M. Snyder
Title: Vice President, Chief Administrative Officer and Secretary